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Exhibit 99.(a)(5)(A)

Polymer Group Extends Exchange Offer

NORTH CHARLESTON, S.C., July 2, 2004-Polymer Group, Inc. today announced that it has extended its offer to exchange up to 9,707 shares (plus a sufficient number of shares for any additional notes issued after the date hereof as a result of payment-in-kind interest payments that are tendered by a Noteholder for exchange) of Polymer Group, Inc.'s 16% Series A PIK Preferred Stock (the "Preferred Stock"), as follows: one share of Preferred Stock will be issued for (i) each $1,000 face amount of the Company's 10% Convertible Subordinated Notes due 2007 (the "Notes") tendered; and each $1,000 face amount of Notes issued on or after the date hereof.

The offer, previously scheduled to expire at 10:00 a.m., EST, on July 2, 2004, will now expire at 5.p.m., EST, on July 9, 2004, unless further extended.

As of 5:00 p.m., EST, July 1, 2004 a total of approximately [$400,000] in aggregate principal outstanding amount of Notes (representing approximately 4.1% of the approximately $9,700,000 of aggregate principal amount of Notes outstanding as of 5:00pm. EST on July 1, 2004 had been validly tendered and not withdrawn.

Noteholders who have any questions about Polymer's exchange offer, need help or would like additional copies of the Offering Memorandum and related documents should contact Wilmington Trust Company at (tel:302-636-6470), Rodney Square North, 1100 North Market Street, Wilmington, DE, 19801.

POLYMER GROUP STRONGLY ADVISES ALL NOTEHOLDERS TO READ THE OFFERING MEMORANDUM THAT POLYMER GROUP MAILED TO ALL NOTEHOLDERS AND FILED WITH THE SEC ON JUNE 4, 2004.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO EXCHANGE ANY NOTES FOR PREFERED STOCK. THE OFFER TO EXCHANGE NOTED FOR PREFERRED STOCK IS BEING MADE PURSUANT TO THE OFFERING MEMORANDUM AND RELATED MATERIALS THAT POLYMER SENT TO NOTEHOLDERS AND FILED WITH THE SEC ON JUNE 4, 2004. POLYMER STRONGLY ADVISES ALL NOTEHOLDERS TO READ THE OFFERING MEMORANDUM, BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER. NOTEHOLDERS MAY OBTAIN THE OFFERING MEMORANDUM AND RELATED MATERIALS FOR FREE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE DEPOSITARY AT WILMINGTON TRUST COMPANY AT 302-636-6470.

Polymer Group, Inc., one of the world's leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the follow: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the Company's operations and make necessary capital expenditures; inability to meet existing debt covenants; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; and (vi) reliance on major customers and suppliers. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman
Vice President—Strategic Planning & Communication
(843) 329-5151
normand@pginw.com

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  Exhibit 99.(a)(5)(A)